UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2014

UNITED CONTINENTAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-06033	36-2675207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 S. Wacker Drive, Chicago, IL 60606

(Address of Principal Executive Offices) (Zip Code)

(872)-825-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 10, 2014, United Continental Holdings, Inc. (“UAL” or the “Company”) issued a press release announcing that it is notifying the holders of $155,640,000 principal amount of the Company’s outstanding 4.5% senior limited-subordination convertible notes due 2021 (the “Notes”) that it has elected to effect an optional redemption of all the outstanding Notes on February 10, 2014 (the “Redemption Date”). On the Redemption Date, the Company will redeem the entire outstanding amount of the Notes, at a price equal to 100 percent of the principal amount of such Notes, plus accrued and unpaid interest thereon to but not including the Redemption Date.

The Notes are convertible into shares of the Company’s common stock. The current conversion rate of the Notes is 30.6419 shares of common stock per $1,000 principal amount of the Notes, and the conversion price is $32.64, for a maximum number of 4,769,105 shares of common stock of the Company issuable upon such conversion. Any such shares issued upon conversion of the Notes would be issued in transactions exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. Per the terms and conditions of the Notes and the indenture under which the Notes were issued, holders will retain the right to convert their Notes (or portions thereof) into the Company’s common stock until 5 p.m. (New York City time) on February 6, 2014, which is the second business day prior to the Redemption Date.

The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press Release issued by United Continental Holdings, Inc. dated January 10, 2014

*	Filed herewith electronically.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

	By:	/s/ John D. Rainey
Date: January 15, 2014		John D. Rainey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release issued by United Continental Holdings, Inc. dated January 10, 2014

*	Filed herewith electronically.